UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2008

PHARMERICA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33380	87-0792558
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 Campus Place

Louisville, Kentucky 40299

(Address of principal executive offices) (Zip Code)

(502) 627-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2008, the Board of Directors of PharMerica Corporation (the “Company”), upon the recommendation of the Nominating and Governance Committee, appointed Robert A. Oakley as a new director effective as of March 24, 2008. Mr. Oakley also will serve as the Chairman of the Audit Committee. There was no arrangement or understanding between Mr. Oakley and any other persons pursuant to which Mr. Oakley was selected as a director and there are no related person transactions between Mr. Oakley and the Company. The Board has determined that Mr. Oakley is independent for purposes of the Board of Directors and the Audit Committee under the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

The Board of Directors has approved an initial grant of stock options to Mr. Oakley under the Company’s 2007 Omnibus Incentive Plan (the “Omnibus Plan”) with a fair market value of $120,000 as of March 24, 2008, which is the grant date as defined in the Omnibus Plan. The options will vest in equal amounts on March 24, 2009, March 24, 2010 and March 24, 2011 and will expire on March 24, 2015.

In addition to the foregoing, Mr. Oakley will receive the standard compensation provided to the Company’s non-employee directors. Each non-employee director receives an annual retainer of $35,000. The chairman of the Audit Committees receives an additional annual retainer of $10,000. Non-employee directors receive $2,000 for each meeting of the board that they attend and committee members receive $1,500 for each committee meeting attended. Each non-employee director also receives an annual award of restricted stock valued at $80,000. Mr. Oakley’s initial annual retainers and initial annual restricted stock award will be pro-rated for his period of service from the date of his appointment through the 2008 annual meeting of stockholders.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of the Company, dated March 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMERICA CORPORATION

Date: March 24, 2008	By:	/s/ Berard Tomassetti
Berard Tomassetti
Senior Vice President and Chief Accounting Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release of the Company, dated March 24, 2008.